CONSENT OF INDEPENDENT CERTIFIED PUBLIC ACCOUNTING FIRM

We consent to the references to our firm, Ashland Partners & Company LLP, in the BRC Large Cap Focus Equity Fund Prospectus dated February 28, 2014 in regard to our verification and performance examination services performed for BRC Investment Management LLC’s compliance with the Global Investment Performance Standards (GIPS®).

Jessica Parker, CPA, CIPM

Partner

Ashland Partners & Company LLP

February 26, 2014

GIPS® Verification  •  Performance Examination

SSAE No. 16 Exam  •  Attestation Services  •  Consulting